                                                                   Exhibit 10.19


Portions of this exhibit have been omitted pending a determination by the Securities and Exchange Commission that certain information contained herein shall be afforded confidential treatment. The omitted portions are indicated by three asterisks.

                C-3/C-4 SATELLITE TRANSPONDER SERVICE AGREEMENT
                -----------------------------------------------



     THIS AGREEMENT, is made and entered effective the 28 day of July 1989, between GE AMERICAN COMMUNICATIONS, INC., a corporation organized under the laws of Delaware, having its principal place of business at Four Research Way, Princeton, New Jersey, 08540-6684 ("GE Americom") and JONES SPACE SEGMENT, INC., a corporation organized under the laws of Colorado, having its principal place of business at 9697 E. Mineral Avenue, Englewood, Colorado, 80112 ("Jones").


                                  WITNESSETH:

     WHEREAS, GE Americom desires to provide to Jones and Jones desires to take from GE Americom satellite transponder service on certain transponders on GE Americom's communications satellites designated "C-3" and "C-4" expected to be launched in 1992 as replacements for GE Americom's Satcom IIIR and Satcom IV satellites, respectively; and

     WHEREAS, the parties desire to define the terms and conditions under which the service will be provided;

     NOW, THEREFORE, the parties, in consideration of the mutual covenants herein expressed, agree with each other as follows:

ARTICLE 1.  DEFINITIONS
-----------------------

As used in this Agreement:

A. "Agreement" means this C-3/C-4 Satellite Transponder Service Agreement and the Attachments hereto.

B. "C-3" means a domestic communications spacecraft designed to have twenty-four (24) transponders, each of which has no less than sixteen (16) watts of power, and a spare transponder amplifier arrangement of eight (8) for six (6), to be constructed, launched and operated by GE Americom as a successor for its in-orbit satellite commonly referred to as "Satcom IIIR."

C. "C-4" means a domestic communications spacecraft designed to have twenty-four (24) transponders, each of which has no less than sixteen (16) watts of power, and a spare transponder amplifier arrangement of eight (8) for six (6), to be constructed, launched and operated by GE Americom as a successor for its in-orbit satellite commonly referred to as "Satcom IV."

D. "Commercially Operational" means a Satellite or a transponder which is capable of carrying audio and video including associated audio traffic with the parameters as described in the Transponder Performance Specifications, and which is not Commercially Unusable. GE Americom will provide Jones with test results verifying that the Transponder(s) meet the Transponder Performance Specifications.

E. "Commercial Operational Date" means the date for each Satellite when one or more Transponders on a Commercially Operational C-3 or C-4 Satellite first are made available to carry customer communications traffic.

F. "Commercially Unusable" means a condition in which the Satellite so fails to conform to its design specifications or any Transponder so fails to conform to the Transponder Performance Specifications as to render use of the Satellite impractical in the exercise of reasonable business judgment or preclude use of the Transponder for its intended purpose.

G. "Earth Station" means the antennas and associated ground facilities equipment used to transmit telecommunications signals via a communications satellite in space.

H. "End-of-Life" or "EOL" means the first to occur of the following: when in GE Americom's reasonable judgment the Satellite should be taken out of service because of lack of fuel or the Satellite has become a Failed Satellite.

I. "Failed Satellite" or "Satellite Failure" means a satellite on which one or more of the basic subsystems fail, rendering the satellite Commercially Unusable or on which more than twelve (12) transponders are Transponder

Failures.

J. "Failed Transponder" or "Transponder Failure" means, with respect to any Transponder used by Jones under this Agreement, any of the following events:

   1. If such Transponder fails to meet the Transponder Performance Specifications in any material respect for any period of five (5) consecutive days.

   2. Twenty (20) or more "Outage Units" shall occur within any ninety (90) consecutive days (an Outage Unit being an interruption of such Transponder of fifteen (15) minutes or more, except that (a) each interruption of fifteen (15) minutes or more shall be counted as a separate outage unit and (b) interruptions caused by double illumination of the Transponder(s) used by Jones shall not be considered an outage unit for purposes of determining Transponder Failure).

   3. Such Transponder shall fail to meet the Transponder Performance Specifications in any material respect for any period of time under circumstances that make it clearly ascertainable or predictable that either failure set forth in Paragraphs (1) or (2) will occur.

   4. Any other event resulting in such Transponder being rendered Commercially Unusable.
K. "Full Protection" means the in-orbit protection plan set out in Article 8 of this Agreement.

L.  "Fully Protected Transponder" means a transponder which has Full Protection.

M. "Launch Failure" means a Satellite Failure or Transponder Failure which occurs after the first intentional ignition of the launch vehicle and before the satellite becomes Commercially Operational.

N. "Interruption" or "Outage" means any period during which a Transponder fails to meet the Transponder Performance Specifications and such circumstances preclude the use of the Transponder for its intended purpose.

O. "Party" means one of the signatories to this Agreement or one of its permitted assignees or transferees.

P. "Preemptible Transponder" means a Transponder that may be preempted at any time to restore (1) a Fully-Protected Transponder or a Transponder-Protected Transponder which becomes a Transponder Failure or (2) other service offerings of GE Americom, including construction delay protection and launch protection.

Q. "Protection Satellite" means the in-orbit C-band satellite designated by GE Americom as the satellite to be used to restore a Failed Satellite. The Protection Satellite will be either the satellite commonly referred to as Satcom IR or C-l, unless both of these satellites are unavailable at the time the Satellite becomes a Failed Satellite.

R.  "Protection Transponder" means a Replacement

Transponder, Preemptible Transponder or unassigned transponder used to restore a failed transponder. Where a Protection Transponder is provided on a Protection Satellite other than C-3 or C-4, it will perform to the technical specifications of that satellite and such specifications shall be substituted for those in Attachment A. Access to Protection Transponders will be in accordance with Articles 8, 9, 10 and 11. With respect to simultaneous events, priority among Protected Transponders for access to Protection Transponders shall be determined in the order of entering into binding agreements with GE Americom for purchase of or long term service on C-3 or C-4, except that as to Jones, the following companies shall be deemed to have already entered into such binding agreements:
Viacom International, Inc., The Weather Channel, Inc., Hearst/ABC-Viacom Entertainment Services, The Disney Channel, Inc., Pay-Per-View Networks, Inc., CBN Family Channel, National Cable Satellite Corporation (C-SPAN), Arts and Entertainment Cable Network and Home Box Office, Inc.

S. "Replacement Transponder" means an available spare transponder amplifier and its associated components, which is accessible for purposes of restoral and which is capable of carrying audio and video including associated audio traffic with the parameters as described in the Transponder Performance Specifications, and which is not Commercially Unusable.

T. "Satellite" means either C-3 or C-4, as the context of this Agreement requires. When used in the lower case, "satellite" means a domestic communications satellite operating in C-band (4/6 GHz).

U. "Transponder" means a radio frequency transmission channel on C-3 or C-4, having a nominal bandwidth of 36 MHz, used to provide service to Jones pursuant to the terms of this Agreement, or a Protection Transponder used to provide service to Jones in the event the Transponder is or becomes a Transponder Failure. When used in the lower case, "transponder" means a radio frequency transmission channel on a domestic communications satellite operating in C-band.

V. "Transponder-Protected Transponder" means a Transponder which will be restored if, at the time it becomes a Transponder Failure, a Replacement Transponder, a Preemptible Transponder or an unassigned transponder is available on the same Satellite. A Transponder-Protected Transponder may not be preempted to restore another Failed Transponder, but will not be restored if the Satellite on which it resides becomes a Satellite Failure.

W. "Transponder Performance Specifications" means the specifications for the performance of the Transponder set forth in Attachment A.

X. "TT&C Services" or "TT&C" means tracking, telemetry and control services for C-3 and C-4 to be provided by GE

Americom, including periodic stationkeeping and attitude control maneuvers, power management and fuel management. TT&C Services will be provided from GE Americom's facilities in Vernon Valley, New Jersey or South Mountain, California, or such other locations as GE Americom may determine.

Y. "Unprotected Transponder" means a transponder for which there is no Protection Transponder in the event of a Transponder Failure or a Satellite Failure but which is not subject to preemption by any other transponder that has failed.



ARTICLE 2.  SCOPE
-----------------

A. GE Americom agrees to provide satellite transponder service to Jones and Jones agrees to take such service from GE Americom, in accordance with the terms and conditions set forth in this Agreement, on one Fully Protected Transponder on GE Americom's C-3 Satellite and on one Fully Protected Transponder on GE Americom's C-4 Satellite. The Transponder numbers shall be established by GE Americom at least six (6) months prior to the launch of C-3 or C-4, as the case may be.

B. Technical performance criteria for the C-3 and the C-4 Transponders referred to in Article 2.A. are described in the Transponder Performance Specifications contained in Attachment A.

C.   Jones shall have the exclusive right to use the

Transponders for all purposes allowable under this Agreement for the Term hereof specified in Article 4.



ARTICLE 3.  PRICE AND PAYMENT
-----------------------------

A. Jones shall pay GE Americom each month according to the following schedule for service on each Transponder provided hereunder, which price includes all charges for TT&C and Full Protection:

                  Year of Term            Payment for Transponder
                  ------------            -----------------------

                      One                           ***

                      Two                           ***

                      Three                         ***

                      Four                          ***

                      Five                          ***

                      Six                           ***

                      Seven                         ***

                      Eight                         ***

                      Nine                          ***

                      Ten                           ***

                      Eleven                        ***

                      Twelve                        ***

In the event Jones gives notice of its intent to exercise its option specified in Article 4, to take service beyond Year Twelve of the Term, GE Americom will advise Jones at least four (4) months prior to the end of the Term of GE Americom's proposed rate for service for the following year; provided, however, that the proposed increase over the rate for Year Twelve may not exceed the greater of ten (10) percent or the increase in the Consumer Price Index for all Urban Users ("CPI-U") during the twelve (12) months preceding GE Americom's notice. The parties will negotiate regarding the increase until three (3) months prior to the end of the Term. If no agreement on the increase is reached by then, this Agreement will terminate at the end of the Term. If such an agreement is reached and Jones subsequently exercises again its option to extend the Term, subsequent increases for following years shall be determined in the same manner as specified in this Paragraph.

B. In addition, a prepaid Construction Delay Protection and Launch Protection fee will be required. This fee will entitle Jones to Construction Delay Protection for each Transponder as set out in Article 9, and Launch Protection, as set out in Article 10, in the event of construction delay or launch vehicle delay or Launch Failure. This fee shall be payable in thirteen equal quarterly installments of eighty-two thousand five-hundred dollars ($82,500) beginning August 1, 1989 and ending August 1, 1992.

C. GE Americom will render bills to Jones thirty (30) days prior to the due date for payment of amounts owing from Jones to GE Americom under this Agreement. GE Americom will assess a late payment charge of 1.5 percent per month compounded monthly on payments not received by the payment due date. The payment due date for service in a particular month is the first day of that month. If charges based on a monthly rate cover a period which does not commence on the first day of a month or end on the last day of a month, the monthly rate for the fractional part of the month shall be calculated at a daily rate of one-thirtieth (1/30) of the monthly charge.

D. GE Americom's failure to bill or delay in billing Jones for any charge due under this Agreement shall not relieve Jones of its obligation to pay the same on a timely basis; provided, however, that no late payment charge shall be due for any period for which GE Americom has failed to bill or has delayed in billing.

E. Unless otherwise agreed in writing by the Party entitled to payment, all transfers of funds in accordance with this Agreement from one Party to the other shall be sent to the receiving Party at its address designated in Article 21 or by wire transfer of immediately available funds to an account designated by the transferee, and shall be deemed to be made upon receipt.


ARTICLE 4.  TERM
----------------

A. The term for Transponder service on each Transponder provided under this Agreement ("Term") shall commence on the Commercial Operational Date of the Satellite and continue until the sooner of (1) the expiration of twelve

(12) years or (2) the End-of-Life of C-3 (as to C-3) or the End-of-Life of C-4 (as to C-4).

B. Jones shall have an option to extend the Term for an additional twelve (12) months beyond the expiration of the twelfth year of the Term, unless the Term has sooner ended pursuant to Article 4.A., and subject to the parties agreeing on an increase in the rate for service pursuant to Article 3.A. A notice of intent to exercise this option must be provided to GE Americom at least five (5) months prior to the end of the Term. Jones shall have similar options to extend the Term for additional periods of twelve (12) months until the End-of-Life of each Satellite.

C. The Term shall not, however, commence unless all payments due under this Agreement to GE Americom as of the Commercial Operational Date of the Satellite have been made including any interest owing on late payments. If the Term does not commence on the Commercial Operational Date because of Jones's failure to make all the payments then due to GE Americom including any applicable interest, the Term shall commence upon the date GE Americom receives all amounts then owing from Jones, unless this Agreement is earlier terminated by GE Americom pursuant to Article 22.C.3.


ARTICLE 5.  TAXES
-----------------

A. Except as provided in Article 5.B., prices are exclusive of all taxes and duties, and Jones shall pay directly, or reimburse GE Americom, for all taxes and duties which are usually and customarily paid by transponder service takers or purchasers, including any privilege or excise taxes based on gross revenue, pertaining to the Transponders. GE Americom shall notify Jones of any demand by any taxing authority of which GE Americom has knowledge in connection with a tax audit or otherwise for payment of any of the taxes for which Jones is liable under this Article 5.A. Jones may participate, at its expense, in any proceedings or tax audits brought against GE Americom by any taxing authority in connection with the Transponders, the outcome of which may affect Jones's tax liability hereunder. Jones may pay such taxes or duties for which it is responsible in such installments and in such manner as would be available to GE Americom.

B. GE Americom warrants that, as of the date of execution of this Agreement, it is not aware of any taxes or duties hereunder which are or could be assessable as of that date by any taxing authorities on the transponder service described in Article 2.A. GE Americom will indemnify Jones for any such taxes or duties which are or could be so assessable as of that date and which Jones is subsequently called upon to pay. Jones shall notify GE Americom of any demand by any taxing authority of which Jones has knowledge in connection with a tax audit or otherwise for payment of any of the taxes or duties for which GE Americom is liable under this Article 5.B. GE Americom may participate, at its expense, in any proceedings or tax audits brought against Jones by any taxing authority in connection with Jones's Transponders, the outcome of which may affect GE Americom's tax liability hereunder.


ARTICLE 6.  SATELLITE LOCATION AND LAUNCH DATE
----------------------------------------------

A. GE Americom's Satcom IIIR satellite is now located at 131 degrees W.L. and GE Americom expects to locate C-3 at the same position, subject to approval by the Federal Communications Commission ("FCC"). GE Americom's Satcom IV satellite is now located at 82 degrees W.L. and is permanently assigned to 81 degrees W.L. GE Americom has filed a request with the FCC to locate C-4 at either 127 degrees W.L. or l35 degrees W.L. Both C-3 and C-4 are expected to be launched in the second half of 1992 and to become Commercially Operational by no later than the second quarter of 1993.

B. GE Americom shall use reasonable efforts to locate C-3 at 131 degrees W.L., or at another orbital position in the western segment of the U.S. orbital arc no farther west than 13l degrees W.L., and to locate C-4 at either 127 degrees W.L. or 135 degrees W.L., and to maintain its schedule for launch and operation of both C-3 and C-4, provided, however, that GE Americom assumes no liability to Jones, except as expressly set forth in this Agreement, in the event either C-3 or C-4 is not constructed, is delayed in construction, is delayed in launch, is delayed in operation or is positioned at an orbital location other than as specified above.


ARTICLE 7.  USE OF TRANSPONDERS
-------------------------------

A. The C-3 and C-4 Satellites are intended to be used as major cable television programming satellites by cable services to distribute their programming to their affiliated cable systems.

B. Jones agrees that it will use each of the Transponders provided under this Agreement for the transmission of a primary feed of Jones's or Jones's affiliates' principal cable programming services. Affiliate as used herein means an entity controlled by, controlling or under common control with Jones. Primary as used herein means an outbound feed of the programming content of a service intended to be distributed to cable subscribers.

C. Except as otherwise provided herein, the Transponders shall be used only for the transmission of video programming and associated audio, provided that separate audio may be carried on the subcarriers and the vertical blanking interval. Jones shall have the right, however, to use the Transponder on C-4 for audio-only programming. The Transponder on C-3 may be used for such programming, in lieu of the C-4 Transponder, with GE Americom's approval, which shall not be unreasonably withheld.

D. Jones shall not assign or transfer its rights or obligations under this Agreement without first obtaining GE Americom's written consent to such assignment or transfer, which consent shall not be unreasonably withheld, provided that the prospective assignee or transferee assumes all of Jones' obligations under and agrees to be bound by this Agreement, including the restrictions on use of the Transponder(s) contained in Article 7, and furnishes evidence reasonably satisfactory to GE Americom regarding its ability to meet Jones' financial commitments hereunder. Any transfer or assignment pursuant to this Article 7.D. shall relieve the transferring or assigning Party of all of its obligations under this Agreement. The restrictions in this Article 7.D. shall not apply to:

     1. Any transfer or assignment by Jones to one or more of its affiliates, which includes any entity controlled by, controlling or under common control with Jones;

     2. Any security interest in the Agreement or other transfer, assignment or encumbrance of the Agreement to financial institution(s) for financing purposes, provided that any subsequent transfer or assignment by or to any such financial institution, upon foreclosure or otherwise, shall constitute a transfer or assignment which is subject to the restrictions contained in this Article 7.D.; and

     3. Any license or other permission from Jones to allow third parties to use the Transponder(s) for part time (not to exceed six (6) hours in any one twenty-four (24) hour period) video and audio cable television programming during periods when the Transponder(s) are not being used by Jones.

E. GE Americom's satellites, transponders, facilities, services or equipment shall not be used for an unlawful purpose.

F. GE Americom represents and covenants that all others, including the entities listed in Article l.R., which have taken service on or purchased C-3 or C-4 transponders will be required to adhere to no less restrictive conditions on the use of C-3 or C-4 transponders than those contained in the first sentences of Paragraph B and Paragraph C of this Article 7.


ARTICLE 8.  IN-ORBIT PROTECTION
-------------------------------

A. In the event a Fully Protected Transponder becomes a Transponder Failure, GE Americom shall use all reasonable efforts to restore the Transponder Failure by utilizing any available Replacement Transponder on the same Satellite as the Failed Transponder on a first-needed, first-served basis. If no Replacement Transponder is available, GE Americom shall restore the Transponder Failure by using an unassigned or Preemptible Transponder on that Satellite, if available. If none of these options are available, Jones shall be offered Restored Satellite Service in accordance with the Terms of Article 11.

B. The Protection Satellite shall be maintained for the purpose of restoring Transponder Failures and Satellite Failures and protecting against Launch Failures and construction and launch delays for the Satellite and other satellites owned by GE Americom or third parties. If GE Americom provides protection to satellites owned by third parties (other than a satellite owned by Alascom, Inc. or its affiliates), such protection shall be subordinate to and shall not diminish in any way the protection provided to Jones. The protection Satellite shall be used on a first-needed, first-served basis. Unless the Protection Satellite has been used to restore a prior Satellite Failure, it may be moved in GE Americom's sole discretion to the orbital location of a satellite which has become a Satellite Failure.

C. Satcom IR is GE Americom's existing in-orbit Protection Satellite as of the date of this Agreement. GE Americom shall launch Satcom C-1 as the replacement for Satcom IR prior to the EOL of Satcom IR as determined by GE Americom's projections of remaining stationkeeping fuel. If Satcom IR becomes a Satellite Failure or is used to restore a Satellite Failure prior to its EOL, as determined by GE Americom's projections of remaining stationkeeping fuel, GE Americom shall attempt to launch C-1 as soon as possible. GE Americom shall have no obligation to provide Protection Satellites other than Satcom IR and C-1.

D. If, at any time during the Term of this Agreement, there is no Protection Satellite available or the Protection Satellite cannot be used to restore one or both of Jones's Transponders because it previously has been used to restore other service offerings of GE Americom, service under this Agreement shall continue as to the affected Transponder(s) at Jones's election (1) on a Transponder-Protected basis, provided that the applicable rate for service on the affected Transponder(s) under Article 3.A. shall be reduced by *** per Transponder per month, or (2) on an Unprotected basis, provided that the applicable rate for service on the affected Transponder under Article 3.A. shall be reduced by *** per Transponder per month. The reduced rate shall remain in effect until such time as protection is available on a Protection Satellite, at which time the regular rate set forth in Article 3.A. shall be reinstated.

E. In the event either C-3 or C-4 becomes a Satellite Failure, or in the event more than one transponder on C-3 or C-4 becomes a Transponder Failure under circumstances which prevent all such Failed Transponders from being restored, Protection Transponders shall be assigned in accordance with Article l.R.

F. For any period service is provided on the Protection Satellite, the rate provided in Article 9.B. shall apply in lieu of the rate in Article 3.


ARTICLE 9.  CONSTRUCTION DELAY PROTECTION
-----------------------------------------

A. In the event that the construction of C-3 and/or C-4 is delayed, such that it is not Commercially Operational and available for Jones's use prior to the time that the satellite on which Jones's service currently resides reaches end-of-life, GE Americom shall provide Jones, upon request, with Interim Transponder Service which shall be on an Unprotected Transponder on the Protection Satellite, until such time as the delayed satellite has been launched and has become operational. Interim Transponder Service shall be provided only to the extent that the Protection Satellite previously has not been used to restore other transponders or other service offerings of GE Americom such as would prevent the provision of service to Jones's. If Interim Transponder Service cannot be provided on the Protection Satellite for every transponder on any delayed satellite for which such service is requested, transponders on the Protection Satellite shall be assigned in accordance with Article 1.R.

B. In the event Interim Transponder Service is provided to Jones on the Protection Satellite, in accordance with this Article 9, Jones shall pay to GE Americom a monthly rate of $150,000 per Transponder per month.

C. To the maximum extent technically or operationally possible, consistent with the design specifications of the Protection Satellite, transponder(s) on the Protection Satellite provided to Jones for Interim Transponder Service shall be of the same frequency, polarization and performance characteristics as Jones's Transponder on the delayed Satellite(s); provided that, unless otherwise determined by GE Americom, the odd-numbered transponders on the Protection Satellite shall be used first.

ARTICLE 10.  LAUNCH PROTECTION
------------------------------

A. Jones shall have Launch Protection for launch vehicle or other delays or Launch Failure. In the event that the launch of C-3 or C-4 is delayed because of the launch vehicle or for other reasons or there is a Launch Failure, so that the Satellite is not operational prior to the end-of-life of the satellite on which Jones's service currently resides, GE Americom shall provide Jones, upon request, with Interim Transponder Service which shall be on an Unprotected Transponder on the Protection Satellite, provided that the Protection Satellite previously has not been used to restore other transponders or other service offerings of GE Americom such as would prevent the provision of service to Jones. If Interim Transponder Service cannot be provided on the Protection Satellite for every transponder on any delayed satellite for which such service is requested, transponders on the Protection Satellite shall be assigned in accordance with Article l.R.

B. In the event of a launch vehicle or other delay, service on the Protection Satellite shall be provided to Jones for a term not to extend beyond thirty (30) days after the delayed Satellite becomes Commercially Operational. The charges for the service actually used by Jones shall be at the rates provided for Interim Transponder Service under Article 9.B.

C. In the event of a Launch Failure, service on the Protection Satellite, if requested by Jones, shall be for a minimum period of twelve (12) months. Jones may cancel service by providing GE Americom with written notice at least six (6) months prior to the expiration of the minimum service period requesting such cancellation. The charges for the service actually used by Jones shall be at the rates provided for Interim Transponder Service under Article 9.B. If not cancelled by Jones, service shall be renewed for successive renewal terms of six
(6) months each, provided that GE Americom may increase the rate at renewal by the lesser of (1) ten (10) percent or (2) the increase in the Consumer Price Index For All Urban Consumers during the prior renewal term.

D. To the maximum extent technically or operationally possible, consistent with the design specifications of the Protection Satellite, transponder(s) on the Protection Satellite provided to Jones for Launch Protection shall be of the same frequency, polarization and performance characteristics as Jones's Transponder(s) being replaced on the delayed Satellite(s), provided that, unless otherwise determined by GE Americom, the odd-numbered transponders on the Protection Satellite shall be used first.

ARTICLE 11.  RESTORED SATELLITE SERVICE OPTION
----------------------------------------------

A. In the event C-3 or C-4 become a Satellite Failure, Jones's Fully Protected Transponder on the Failed Satellite will be restored on the Protection Satellite to the extent that the Protection Satellite and transponders on that satellite are then available.

B. Restored Satellite Service provided as a result of C-3 or C-4 becoming a Satellite Failure shall be provided to Jones, upon request, for a minimum period of twelve (12) months. Jones may cancel service by providing GE Americom with written notice at least six (6) months prior to the expiration of the minimum service period requesting such cancellation. The charges for the service actually used by Jones shall be at the rates provided for Interim Transponder Service under Article 9.B. If not cancelled by Jones, service shall be renewed for successive renewal terms of six (6) months each, provided that GE Americom may increase the rate at renewal by the lesser of (1) ten (10) percent or (2) the increase in the CPI-U during the prior renewal term.

C. In the event that one or both of Jones's Transponders become a Transponder Failure, other than as part of a Satellite Failure, and cannot be restored on the same Satellite as provided in Article 8.A., service on such Failed Transponder(s) shall, at Jones's request, be restored on the Protection Satellite, if capacity thereon is available, on a first-needed, first-served basis. Restored Satellite Service for Failed Transponders shall be provided on the terms and at the charges provided under Paragraph B. of this Article 11. In the event of a Satellite Failure or a simultaneous failure of more than one transponder including Jones's Transponders, and Restored Satellite Service cannot be provided for every transponder for which such service is requested, transponders on the Protection Satellite shall be assigned in accordance with Article l.R.

D. To the maximum extent technically or operationally possible, consistent with the design specifications of the

Protection Satellite, transponder(s) on the Protection Satellite provided to Jones for Restored Satellite Service shall be of the same frequency, polarization and performance characteristics as Jones's Transponder(s) being replaced; provided that, unless otherwise determined by GE Americom, the odd-numbered transponders on the Protection Satellite shall be used first.

E. Restored Satellite Service is provided on Unprotected Transponders. Further protection will be provided only if and to the extent appropriate facilities are available at the time of failure.

F. GE Americom shall use all reasonable efforts to obtain launch insurance for the launch of C-1, C-3 and C-4 if such insurance is available on reasonable terms and conditions. Such insurance is intended to cover the cost of the satellite, launch and insurance. If any of these satellites become Launch Failures, GE Americom will apply any insurance proceeds towards providing a replacement satellite and promptly negotiate in good faith with the entities taking service or owning transponders on the Failed Satellite or using the Failed Satellite for Protection with the objective of retaining them as customers for a replacement satellite. GE Americom shall have no commitment to replace a failed satellite unless the negotiations are successful.

ARTICLE 12.  SATELLITE SYSTEM AND AUTHORIZATIONS
------------------------------------------------

A. GE Americom shall have sole and exclusive control and operation of C-3 and C-4. If circumstances occur which in GE Americom's reasonable judgment pose a threat to the stable operation of C-3 or C-4, GE Americom shall have the right to take appropriate action to protect the Satellite, including discontinuance or suspension of operation of the Satellite, Jones's Transponder or any other transponder, without any liability to Jones, except as expressly provided in Articles 8 and 17 of this Agreement. GE Americom shall give Jones as much notice as possible of any such discontinuance or suspension.

B. If it becomes necessary to discontinue or suspend service on one or more transponders on C-3 or C-4, or on the Protection Satellite if Jones is then taking service on that Satellite, and operational circumstances allow GE Americom to select the transponder or transponders to be discontinued or suspended, GE Americom will use reasonable efforts to make such selection in reverse order of the dates on which legally-binding agreements for use of the Satellite were entered into with GE Americom, in accordance with Article l.R. ("first on, last off").

C. Construction, launch, location and operation of C-3 and C-4 and GE Americom's satellite system are subject to all applicable laws and regulations, including without limitation, the Communications Act of 1934, as amended, and the Rules and Regulations of the FCC. Both parties shall comply with all such applicable laws and regulations.

D. GE Americom agrees that, at Jones's request to do so, it will file with the FCC an appropriate request to modify its FCC authorization(s) for C-3 and/or C-4 to permit the reception of signals from Jones's Transponders in non-United States locations. Jones will provide to GE Americom information concerning Jones's arrangements necessary for such a request, and will provide any additional assistance GE Americom may need to prosecute such a request with the FCC.


ARTICLE 13.  OPERATING PROCEDURES
---------------------------------

A. Jones agrees to abide by and adhere to the Spacecraft Service Requirements set forth in Attachment B of this Agreement, as such may be amended from time-to-time for technical or operational reasons upon written notice to Jones. In the event of any failure of Jones to comply with such operating procedures or operation by Jones of its Transponder interferes materially with GE Americom's other satellite services, or with the use of other transponders, Jones agrees to discontinue such interfering operation immediately upon discovery or receiving notice from GE Americom of the interference. In the event of Jones's failure to discontinue, GE Americom may take such action reasonable and necessary in the circumstances to eliminate such interference, including suspending Jones's use of its Transponder, without any liability for loss or damage whatsoever, until such time as Jones is able to operate in a non-interfering manner.

B. When signals are being transmitted from a Jones-provided Earth Station, Jones shall be responsible for proper illumination of the Transponder. Should improper illumination be detected by GE Americom, Jones will be notified of this and corrective action must be taken immediately. If Jones unreasonably and repeatedly fails to correct immediately improper illumination after notification by GE Americom, GE Americom may terminate this Agreement pursuant to Article 22.C.2.

C. Earth Station and other equipment furnished by Jones shall be so constructed, maintained and operated as to work properly with GE Americom's facilities. For purposes hereof, Jones's existing Earth Station located at Morrison, Colorado, shall be considered to be in conformance with the requirements of this Article 13.C. Jones shall provide, at its expense, the personnel, power and space required to operate all facilities installed on the premises of Jones. Jones shall ensure the presence of a qualified technician knowledgeable in satellite uplinking at its transmitter locations at all times when signals are being transmitted from any of its Earth Stations to any GE Americom satellite or GE Americom-provided transponder. Jones at its expense shall provide GE Americom with any descrambling or decoding devices which may be required for signal monitoring.

D. Satellite access specifications are set forth in Attachment B. Jones agrees to conform its uplink Earth Station transmissions to the specifications. In addition, at a mutually agreed to time, and prior to transmitting from a Jones-provided Earth Station, Jones will contact GE Americom's Vernon Valley, New Jersey communications technician and demonstrate Jones's ability to perform in accordance with the access specifications.

E. GE Americom may, upon reasonable notice to Jones, make such inspections of Jones's facilities accessing or operating in conjunction with the Transponder as may be necessary to maintain the Satellites, the Transponders or GE Americom's other facilities used in connection therewith, in satisfactory operating condition. GE Americom will use reasonable efforts to schedule and conduct such inspections so as not to disrupt the operation of Jones's facilities.

F. Jones may, upon adequate notice to GE Americom, conduct a reasonable number of visits (1) to the GE facilities used to construct the satellites and (2) to GE Americom's TT&C and other facilities used to operate and maintain the Satellites.



ARTICLE 14.  TRANSITION TO C-3/C-4
----------------------------------

A. To ensure the efficient and orderly transfer of service from the satellite on which Jones's service currently resides to C-3 and C-4, a Technical Committee may be formed by GE Americom and Jones for the purpose of discussing and resolving matters relating thereto as well as other technical operating matters which may arise.

B. The matters to be covered and the composition of the Technical Committee shall be determined from time-to-time by mutual agreement of the Parties.

C. GE Americom agrees to provide Jones with periodic progress reports at least every six (6) months on the status of C-3 and C-4. Such reports will include information concerning the status of the construction and launch of C-3 and C-4, pertinent technical data, End-of-Life projections, and the current status of customer commitments to C-3 and C-4 as well as any other relevant information. GE Americom will also give Jones as much advance notice as possible, but no less than thirty (30) days, of the dates that C-3 and C-4 are scheduled to become Commercially Operational.


ARTICLE 15.  INDEMNIFICATION
----------------------------

A. Because Jones has control of the content of the communications transmitted over the Transponders, and any Protection Transponder which may be provided hereunder, during any period Jones accesses any transponder, GE Americom shall be indemnified and saved harmless by Jones from and against all loss, liability, damage and expense, including reasonable counsel fees and disbursements, due to:

     1. Claims for libel, slander, infringement of copyright or other intellectual property rights arising from the material transmitted over any Transponder by Jones, by its customers or by any third party permitted to use the transponders by Jones; and

     2. Any other claim arising from any use of transponders furnished by GE Americom by Jones, by any customer of Jones or by any third party permitted by Jones to use the Transponders.

B. Any Party obligated to provide indemnification pursuant to this Article 15 or Article 16 (the "indemnitor") shall promptly defend any claims against the Party entitled to indemnification from the indemnitor pursuant to this Article 15 or Article 16 (the "indemnitee") with counsel of the indemnitor's choosing at its own cost and expense. The indemnitee shall cooperate with, and assist as reasonably requested by, the indemnitor in the defense of any such claim, including the settlement thereof on a basis stipulated by the indemnitor (with the indemnitor being responsible for all costs and expenses of defending such claim or making such settlement); provided, however, that (1) the indemnitor will not, without the indemnitee's consent, settle or compromise any claim or consent to any entry of judgment which does not include the giving by the claimant or the plaintiff to the indemnitee of an unconditional release from all liability with respect to such claim, (2) the indemnitee shall be entitled to participate at its sole expense in the defense of any such claim and to employ counsel at its own expense to assist in the handling of such claim, and (3) the indemnitee shall have the right to pay, settle or compromise any such claim as to itself, provided that in such event the indemnitor shall be relieved of any liability or obligation which would otherwise then or thereafter have existed or arisen under this Article 15 or
Article 16 in respect of such claim. The indemnitor shall be relieved of its obligations under this Article unless the indemnitee notifies the indemnitor promptly in writing of any claim, suit or proceeding covered by Article 15.A. and at the indemnitor's expense, gives the indemnitor such information and assistance to settle and/or to defend any such claim, suit or proceeding as the indemnitor may reasonably request.

ARTICLE 16. PATENT INDEMNITY
----------------------------

A. Jones shall be indemnified and saved harmless by GE Americom from and against all loss, liability, damage and expense, including reasonable counsel fees and disbursements, due to any claim, suit or proceeding brought against Jones on the issue of infringement of any United States or foreign patent by any product, or any part thereof, supplied by GE Americom to Jones under this Agreement. For purposes hereof, "product" shall be defined as any satellite, transponder, earth station or other communications facility, or any component or subsystem thereof. GE Americom agrees to pay, subject to the limitations hereinafter set forth in this Article 16, any loss, liability, damage or expense, including any final judgment entered against Jones or any settlement agreed to by GE Americom on such issue in any such suit or proceeding defended by GE Americom. Jones agrees that GE Americom, shall be relieved of the foregoing obligations unless Jones notifies GE Americom promptly in writing of any such claim, suit or proceeding, and at GE Americom's expense, gives GE Americom such information and assistance to settle and/or to defend any such claim, suit or proceeding as GE Americom may reasonably request.

B. If the product, or any part thereof, furnished by GE Americom to Jones becomes, or in the opinion of GE Americom may become, the subject of any claim, suit or proceeding for infringement of any United States or foreign patent, or in the event of an adjudication that such product or part infringes any United States or foreign patent, or if the use of such product or part is enjoined, GE Americom may, at its option and its expense: (1) procure for Jones the right under such patent to use such product or part, or (2) replace such product or part, or (3) modify such product or part, or (4) if options (1)-(3) are infeasible, suspend service and refund any monies paid for any service not provided.

C. GE Americom shall have no liability for any infringement arising from the combination of such a product or part with a product or part furnished by Jones to GE Americom.

D. Jones shall hold GE Americom harmless against any expense, judgment or loss for infringement of any United States or foreign patents or trademarks which result from GE Americom's compliance with Jones's instructions regarding any product or part furnished by Jones to GE Americon.

E. In no event shall GE Americom's total liability to Jones under, or as a result of compliance with, the provisions of this Article exceed the aggregate sum paid to GE Americom by Jones for service hereunder. exclusive of any refund under option (4) in Article 16.B. above. Neither party shall be liable to the other for loss of use, or for incidental, indirect, or consequential damages, whether in contract or in tort.

F. The foregoing states the entire warranty by GE Americom and the exclusive remedy of Jones, with respect to any alleged patent infringement by such product or part.

G. No sale or service hereunder shall convey any license by implication, estoppel or otherwise, under any proprietary or patent rights of GE Americom to practice any process with such product or part, or for the combination of such product or part with any other product or part.

ARTICLE 17.  LIMITATION OF LIABILITY
------------------------------------

A. Except as expressly otherwise provided in this Agreement, GE Americom shall have no liability for damages or losses arising out of its failure or inability to provide any Satellite, Transponder, or other satellites, transponders, facilities, services and equipment, in accordance with this Agreement.

B. GE Americom shall be liable for direct damages or losses, such as the cost of obtaining alternate satellite capacity, with respect to its performance hereunder, when such damages or losses are due to GE Americom's willful misconduct. Otherwise, GE Americom's entire liability for damages or losses arising out of mistakes, omissions, interruptions, delays, errors or defects of any kind with respect to its performance of this Agreement, or the use or operation of C-3 or C-4, the Transponder(s) provided to Jones hereunder, or of other satellites, transponders, facilities, services or equipment furnished to Jones by GE Americom, including but not limited to TT&C facilities or services, or anything done in connection therewith, regardless of whether occasioned by GE Americom's negligence, shall be limited to a refund or waiver of the applicable charges for service under Article 3. Credits for Interruptions or Outages shall be determined in accordance with Article 18 hereof.

C. Any other provision in this Agreement notwithstanding, neither party shall be liable, in connection with this Agreement, or the arrangements contemplated hereby, for any indirect, incidental, consequential, special or other similar damages, whether in contract or tort, including but not limited to damages resulting from loss of actual or anticipated revenues or profits, or loss of business, customers or good will.

D. GE Americom shall not be liable for any damages or losses due to: (1) the fault of Jones or of any third party; or (2) the failure or unavailability of satellites, transponders, facilities, services or equipment furnished to Jones by any other entity which may be used in conjunction with GE Americom's satellites, transponders, facilities, services or equipment, or any act or omission of such other entity.

E. It is agreed and understood that the price paid by Jones is a consideration in limiting GE Americom's liability.


ARTICLE 18.  CREDITS FOR INTERRUPTIONS OR OUTAGES
-------------------------------------------------

A. Where a credit for Interruptions or Outages is provided under this Agreement, such credit shall be computed as set out in this Article 18.

B. The length of the Interruption shall be measured from the time Jones notifies GE Americom of the Interruption.

For the purpose of calculating the credit, a month is considered to have thirty
(30) days.

     1.  Interruptions of 24 Hours or Less
         ---------------------------------

         Credit for Interruptions will be allowed as follows:

         Length of Interruption                      Credit
         ----------------------                      ------

         Less than 15 minutes                        ***
         15 mins. up to but not including 3 hours    ***
          3 hrs. up to but not including 6 hours     ***
          6 hrs. up to but not including 9 hours     ***
          9 hrs. up to but not including 12 hours    ***
         12 hrs. up to but not including 15 hours    ***
         15 hrs. up to 24 hrs. inclusive             ***

     Two or more Interruptions of fifteen (15) minutes or more, during any period up to but not including three (3) hours, shall be considered as one Interruption.

     2.  Interruptions Over 24 Hours
         ---------------------------

         Credit will be allowed in *** day multiples for each *** period of Interruption or fraction thereof.

         No more than *** full day's credit will be allowed for any period of *** hours.

     3. An allowance will not be made where the Interruption is a result of, or attributable in whole or in primary part, to:

         (a) Jones's negligence or willful acts, or the negligence or willful acts of its officers, directors, agents, employees, subsidiaries, parents, affiliates, customers and viewers, or any of them; or

         (b) The failure of local television channels or transmission lines or equipment provided by Jones; or

         (c) The failure or nonperformance of any earth station not provided by GE Americom; or

         (d) Any cause for which GE Americom otherwise is not responsible under this Agreement.


ARTICLE 19.  FORCE MAJEURE
--------------------------

A. Neither party shall be liable to the other for any failure of or delay in performance hereunder due to causes beyond its reasonable control. These causes include but are not limited to: acts of God; fire, flood or other natural catastrophes; the need to comply with any law or any rule, order, regulation or direction of the United States Government, or of any other government, including state and local governments having jurisdiction over either party, or of any department, agency, commission, bureau, court or other instrumentality thereof, or of any civil or military authority; national emergencies; insurrections; riots; acts of war; quarantine restrictions; embargoes; or strikes, lockouts, work stoppages or other labor difficulties.

B. The parties recognize that authority to construct, launch, position and/or operate the C-3 and C-4 Satellites and the C-1 Protection Satellite will be needed from the FCC and that GE Americom's ability to perform is subject to the receipt of such FCC authority. GE Americom will proceed in good faith to obtain on a timely basis and continue in effect all FCC and other governmental and regulatory authorizations, approvals, licenses and permits which it requires to meet its obligations hereunder, and has no reason to believe that it will not obtain all such authorizations, approvals, licenses and permits in accordance with its operational schedule.


ARTICLE 20.  CONFIDENTIALITY AND NONDISCLOSURE
----------------------------------------------

A. Jones shall issue a public announcement of its plans to use the C-3 and C-4 Satellites for distribution of its programming, appropriate for release to cable television trade publications, the specific language and date of release of which shall be agreed to in advance with GE Americom. Except as provided in the preceding sentence, both Parties shall hold in strict confidence and neither Party shall disclose to third parties the prices, payment terms, schedules, protection arrangements, restoration provisions and other material terms and conditions of this Agreement, without the prior written consent of the other Party. The restrictions on disclosure to third parties shall apply to each Party's affiliates (including their respective employees, agents, representatives, independent auditors or legal counsel).

B. Jones hereby acknowledges that all information provided to Jones related to the design and performance characteristics of the Satellite, and any subsystems or components thereof including the Transponders, is confidential and proprietary and is not to be disclosed to third persons, without the prior written consent of GE Americom.

C. To the extent that either Party discloses to the other any other information which it considers proprietary, said Party shall identify such information as proprietary when disclosing it to the other Party by marking it clearly and conspicuously as proprietary information. Any proprietary disclosure to either Party, if made orally, shall be promptly confirmed in writing and identified as proprietary information, if the disclosing Party wishes to keep such information proprietary under this Agreement. Any such information disclosed under this Agreement shall be used by the recipient thereof only in its performance under this Agreement. Neither Party shall be liable for disclosure or use of such information marked as proprietary information as provided above which:

     1. is or becomes available to the public from a source other than the receiving Party before or during the period of this Agreement;

     2.  is released without restrictions in writing by the disclosing  Party;

     3. is lawfully obtained by the receiving Party from a third party or parties;

     4.  is known by the receiving Party prior to such disclosure; or

    5. is at any time developed by the receiving Party completely independently of any such disclosure or disclosures from the disclosing Party.

D. Neither Party shall be liable for the inadvertent or accidental disclosure of such information marked as proprietary, if such disclosure occurs despite the exercising of the same degree of care as the receiving Party normally takes to preserve and safeguard its own proprietary information.

E. Notwithstanding any other provisions of this Article, neither Party shall be liable for the disclosure of any information which it receives under this Agreement pursuant to judicial action or decree, or pursuant to any requirement of any Government or any agency or department thereof, having jurisdiction over such Party, provided that in the opinion of counsel for such Party such disclosure is required, and provided further that such Party shall have given the other Party notice prior to such disclosure, to the extent reasonably and legally possible.

F. No license to the other Party, under any patents, is granted or implied by conveying proprietary information or other information to that Party and none of such information which may be transmitted or exchanged by the respective Parties shall constitute any representation, warranty, assurance, guaranty, or inducement by either Party to the other with respect to the infringement of patents or other rights of others.

G. Except as otherwise provided in this Article, neither Party shall issue a public notice or a news release concerning this Agreement and the transactions contemplated hereby without the prior approval of the other, which approval shall include the right to approve the form, content and timing of any such release.


ARTICLE 21.  NOTICES
--------------------

A. Notice of Interruptions or Outages, or of other technical or operational matters requiring immediate attention, may be given by telephone. GE Americom will designate a point or points of contact where Jones may call on a 7 day-a-week, 24 hour-a-day basis. Any notice given verbally will be confirmed in writing as soon as practicable thereafter pursuant to the procedures set out in
Article 21.B.

B. Except as otherwise provided in Article 21.A., all necessary notices, demands, reports, orders and requests required hereunder to be given by one Party to the other shall be in writing and deemed to be duly given on the same business day if sent by electronic means (i.e., telex, electronic mail or facsimile) or delivered by hand during the receiving Party's regular business hours, or on the date of receipt if sent by pre-paid overnight, registered or certified mail, and addressed as follows:

         If to be given to Jones:

         Vice President
         Jones Space Segment, Inc.
         9697 E. Mineral Avenue
         Englewood, Colorado  80112

         Fax No. (303) 799-1644
         Phone (303) 792-3111

         With a copy to:

         General Counsel
         Jones Space Segment, Inc.
         9697 E. Mineral Avenue
         Englewood, Colorado  80112

         If to be given to GE Americom:

         Vice President, Cable Services
         GE American Communications, Inc.
         Four Research Way
         Princeton, NJ  08540-6684
         Fax No. (609) 987-4517
         Phone (609) 987-4070


C. Each Party may, on written notice to the other, specify another address or individual to serve as a point of contact for that Party.


ARTICLE 22.  TERMINATION
------------------------

A. Either Party may terminate this Agreement within ninety (90) days after it acquires knowledge of an event listed below and upon ten (10) days' prior written notice of intent to terminate to the other Party:

     1. If the FCC denies, revokes or suspends any authorization, approval, license or permit required to construct, launch, position or operate the Satellites, or otherwise to provide service to Jones on the terms and conditions contained in this Agreement, and GE Americom is unable to obtain relief from the FCC's action enabling performance of GE Americom's obligations hereunder within one hundred twenty (120) days of the FCC's action becoming administratively final and not subject to further FCC review.

     2. If the other Party is unable to perform its obligations under this Agreement as a result of its becoming insolvent or the subject of insolvency proceedings, including, without limitation, if the other Party shall be judicially declared bankrupt or insolvent according to law, or if any assignment shall be made of the property of the other Party for the benefit of creditors, or if a receiver, conservator, trustee in bankruptcy or other similar officers shall be appointed to take charge of all or any substantial part of the other Party's property by a court of competent jurisdiction, or if a petition shall be filed for the reorganization of the other Party under any provisions of the Bankruptcy Act now or hereafter enacted, and such proceeding is not dismissed within sixty (60) days after it is begun, or if the other Party shall file a petition for such reorganization or for an arrangement under any provisions of the Bankruptcy Act now or hereafter enacted and providing a plan for a debtor to settle, satisfy or extend the time for the payment of debts.

     3. If the entities specified in Article l.R. have not signed agreements to take service on or to purchase at least six (6) transponders on C-3 and on C-4 Transponders (a) within six (6) months of the date of execution of this Agreement, or (b) within twelve (12) months of the date of execution of this Agreement; provided that the right to terminate shall apply only to the Satellite(s) for which the entities specified in Article l.R. have not signed such agreements for such number of transponders.

     4. If on the projected Commercial Operational Date, fewer than twelve (12) Transponders on C-3 and/or C-4 meet the Transponder Performance Specifications in Attachment A, provided that the right to terminate shall apply only to the affected Satellite(s).

     5. If before the date of the launch of C-3 and/or C-4, as the case may be, the Viacom Group (i.e. Viacom International, Inc.; The Weather Channel, Inc. Hearst/ABC-Viacom Entertainment Services and National Cable Satellite Corporation (C. Span)) terminates its agreement for service on or purchase of transponders on C-3 or C-4 provided that the Jones's right to terminate shall apply only to the satellite(s) for which the Viacom Group so terminates.

B. Jones may terminate this Agreement within ninety (90) days after Jones acquires knowledge of an event listed below and upon ten (10) days' prior written notice of intent to terminate to GE Americom:

     1. If one or both of Jones's Transponders provided under this Agreement does not meet in all material respects the Transponder Performance Specifications set forth in Attachment A on the projected Commercial Operational Date of C-3 or C-4, as the case may be, but only as to that Transponder which does not meet in all material respects the Transponder Performance Specifications. In the event Jones terminates under this Article B.l., this Agreement shall remain in full force and effect as to any other Transponder which is provided to Jones hereunder and which meets the Transponder Performance Specifications in all material respects.

     Provided, however, that before Jones may terminate for reasons specified in
Article 22.B.1., GE Americom shall be given thirty (30) days either to bring Jones's Transponder(s) into compliance in all material respects with the Transponder Performance Specifications or to make available to Jones a Protection Transponder on C-3 or C-4 which meets in all material respects the Transponder Performance Specifications in Attachment A.

    2. If C-3 or C-4 is assigned to an orbital location from which 50 state coverage is not possible; provided that Jones's right to terminate shall apply only to the Satellite(s) which is so assigned.

    3. If C-3 and/or C-4 has not been launched by December 31, 1994, provided that Jones's right to terminate shall apply only to the Satellite(s) which have not been so launched.

C. GE Americom may terminate this Agreement within ninety (90) days after GE Americom acquires knowledge of an event listed below and, as to Paragraph C.2., below, upon ten (10) days' prior written notice of intent to terminate to Jones:

     1. If Jones defaults in making any of the payments due to GE Americom hereunder; provided that in such a case GE Americom shall give Jones thirty (30) days written notice of intent to terminate and Jones may within that thirty (30) day period cure the default.

     2.  If Jones's use of any transponder provided hereunder fails to conform:
(a) with the Spacecraft Service Requirements set forth in Article 13 and Attachment B, and such nonconforming use, in GE Americom's reasonable judgment, harms or presents a threat of harm to the Satellite and Jones does not immediately upon being notified by GE Americom of such nonconforming use, bring Jones's operations into compliance with such Spacecraft Service Requirements; or
(b) with the Use of Transponders specified in Article 7, and Jones does not within five (5) business days of notice by GE Americom comply with such Use of Transponders.

D.   In the event of termination by either party due to causes specified in
Article 22.A.l prior to the Commercial Operational Dates of the Satellites, by either party due to causes specified in Article 22.A.3,.4 and .5, by Jones due to causes specified in Article 22.A.2 prior to the Commercial Operational Dates of the Satellites on which Jones's Transponders reside or Article 22.B., GE Americom shall refund in full Jones's advance payments, if any, made under
Article 3, in respect of any Transponder which is not made available to Jones. In the event of termination by Jones due to causes specified in Article 22.A.2, 22.A.4 or 22.B.1, GE Americom shall also pay to Jones interest at ten (10) percent per annum on any refund of Jones's advance payments.

E. In the event Jones terminates service on any Transponder provided hereunder for reasons other than those for which termination by Jones is provided under this Agreement, or in the event of termination of transponder service to Jones by GE Americom due to causes specified in Article 22.A.2, 22.C.l or 22.C.2, GE Americom shall be entitled to reclaim the Transponder(s) and to retain so much of Jones's payments made under Article 3 not previously applied against service received by Jones as liquidated damages. In such circumstances, Jones shall immediately surrender the Transponder(s) to GE Americom. In addition, Jones shall be obligated to pay for service for the remainder of the Term, which payments may be prepaid, at Jones's option, using a discount factor of ten (10) percent. GE Americom shall use all reasonable efforts to find a replacement customer to take service on the surrendered Transponder(s). If GE Americom does find a replacement customer, Jones will be relieved from the obligation to pay for service, except that Jones will be responsible for payment of the difference
(1) if the total amount to be paid by the replacement customer for its service is less than the total amount agreed to be paid by Jones hereunder; or (2) if the replacement customer defaults in making any payment.

F. Except for access to protection Transponders in accordance with Articles 8, 9, 10, and 11, when a payment of a refund to Jones under this Article 22, is provided, it shall be Jones's sole and exclusive remedy under this Agreement.

G. The termination of this Agreement will not relieve either Party from fulfilling any outstanding financial obligations to the other, or constitute a waiver by either Party of any other rights and remedies, which have accrued prior to the termination, that it may have against the other under this Agreement.

H. GE Americom shall pay any refunds due to Jones under this Agreement within thirty (30) days of the event giving rise to the refund. GE Americom shall pay an interest charge of 1.5 percent per month on any amounts not refunded within the above thirty (30) day period.


ARTICLE 23.  PURCHASE OPTION
----------------------------

     Jones shall have an option, exercisable at anytime prior to the End of Life of the Satellite(s), to purchase one or both of the Transponders. The purchase price of the Transponder shall be the net present value (using a ten (10) percent discount factor) of the then remaining lease payments (assuming no rate increase after the twelfth year of the Term) through the then projected End of Life of the Satellite. With the exception of the purchase price, the other terms and conditions of this Agreement shall apply to any purchase under this Article.

ARTICLE 24.  LIABILITY WITH RESPECT TO ARIANESPACE
--------------------------------------------------

     Jones shall have no right of action against Arianespace, other customers of Arianespace ("third party customers") or their respective associates, for damages for bodily harm and damage to property suffered by Jones resulting from the performance of the Ariane launch services agreement between GE Americom and Arianespace. Jones further irrevocably agrees to a no-fault, no-subrogation waiver of liability and waives the right to make any claims or to instigate any judicial proceedings in connection with such claims against Arianespace, the third party customers of Arianespace or their associates. In the event that one or more associates of Jones shall proceed against Arianespace, the third party customers or their associates as a result of bodily harm or property damage caused by Arianespace, the third party customers or their associates resulting from the performance of the Ariane launch services agreement by such named parties, Jones shall indemnify, hold harmless, dispose of any such claim and defend when not contrary to the governing rules of procedures where the action takes place, Arianespace, such third party customers and their associates from any loss, damage, liability or expense, including attorney's fees, on account of such damage or injury, and shall pay all expenses and satisfy all judgments which may be incurred by or rendered against said indemnitees. As used herein, the term "associates" means individuals of legal entities which act, directly or indirectly, on behalf of or at the direction of an entity to fulfill the obligations of that entity, including the entity's employees, suppliers and subcontractors. Nothing in this Article 24 shall limit or alter the rights and remedies of Jones against GE Americom pursuant to this Agreement.


ARTICLE 25.  GENERAL PROVISIONS
-------------------------------

A. Nothing contained in this Agreement shall be deemed or construed by the Parties or by any third party to create any rights, obligations or interests in third parties; or to create the relationship of principal and agent, partnership or joint venture or any other fiduciary relationship or association between the Parties.

B. No failure on the part of either Party to notify the other Party of any noncompliance hereunder, and no failure on the part of either Party to exercise its rights hereunder shall prejudice any remedy for any subsequent noncompliance, and any waiver by either Party of any breach or noncompliance with any term or condition of this Agreement shall be limited to the particular instance and shall not operate or be deemed to waive any future breaches or noncompliance with any term or condition. All remedies and rights hereunder and those available in law or in equity shall be cumulative and the exercise by a Party of any such right or remedy shall not preclude the exercise of any other right or remedy available under this Agreement in law or in equity.

C. This Agreement shall be construed and enforced in accordance with the substantive laws of the State of New York. The Parties hereby consent to and submit to the jurisdiction of the federal and state courts located in the State of New York, and any action or suit under this Agreement may be brought by the Parties in any federal or state court with appropriate jurisdiction over the subject matter established or sitting in the State of New York.

D. All headings in this Agreement are inserted as a matter of convenience and for reference purposes only, are of no binding effect, and in no respect define, limit or describe the scope of this Agreement or the intent of any article, paragraph or subparagraph hereof.

E. All attachments attached to this Agreement shall be deemed part of this Agreement and incorporated herein as if fully set forth herein, and in the event of a variation or inconsistency between the text of this Agreement and the Attachments attached hereto, this Agreement shall govern.

F. This Agreement may be signed in any number of counterparts with the same effect as if the signatures to each were upon the same Agreement.

G. Where appropriate, the use of the plural word shall include its singular and the use of the singular word shall include its plural.

H. In the event GE Americom assigns or otherwise transfers this Agreement to a third party, GE Americom will provide sixty (60) days notice of the assignment or transfer to Jones and will require the assignee or transferee to assume and to promise to fulfill all of the duties and obligations of GE Americom under this Agreement.

I. This Agreement is subject to all applicable laws and regulations, including without limitation, the Communications Act of 1934, as amended, and the Rules and Regulations of the FCC.

J. Unless specifically provided otherwise herein, each party shall bear its respective costs and expenses in connection with the preparation, execution, delivery and performance of this Agreement.

K. This Agreement, including all attachments, represents the entire understanding and agreement between the Parties with respect to the subject matter hereof, supersedes all prior negotiations and agreements between the parties concerning that subject matter, and can be amended, supplemented or changed only by an agreement in writing which makes specific reference to this Agreement and which is signed by both Parties. To the extent that the Attachments may be inconsistent with the text of the Agreement, the text of the Agreement shall control.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement, effective on the date first above written.


                         GE AMERICAN COMMUNICATIONS, INC.



                         By: /s/ Martin C. Lafferty
                            ---------------------------------
                            Name: Martin C. Lafferty
                                 ----------------------------
                            Title: VP, Cable Services
                                  ---------------------------
                            Date: July 28, 1989
                                 ----------------------------


                         JONES SPACE SEGMENT, INC.



                         By: /s/ Glenn R. Jones
                            ---------------------------------
                            Name: Glenn R. Jones
                                 ----------------------------
                            Title: President
                                  ---------------------------
                            Date: July 27, 1989
                                 ----------------------------